Exhibit 99.1

Marathon Digital Holdings, Inc. Announces Proposed Private Offering of

$250 Million of Convertible Senior Notes

Proceeds to be used primarily to acquire bitcoin and for general corporate purposes

Fort Lauderdale, FL, August 12, 2024 (GLOBE NEWSWIRE)—Marathon Digital Holdings, Inc. (NASDAQ: MARA) (“MARA” or the “Company”), a global leader in leveraging digital asset compute to support the energy transformation, today announced that it intends to offer, subject to market conditions and other factors, $250 million aggregate principal amount of convertible senior notes due 2031 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). MARA also expects to grant to the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $37.5 million aggregate principal amount of the notes. The offering is subject to market and other conditions, and there can be no assurance as to whether, when or on what terms the offering may be completed.

The notes will be unsecured, senior obligations of MARA and will bear interest payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2025. The notes will mature on September 1, 2031, unless earlier repurchased, redeemed or converted in accordance with their terms. Subject to certain conditions, on or after September 6, 2028, MARA may redeem for cash all or any portion of the notes. If MARA redeems fewer than all the outstanding notes, at least $75 million aggregate principal amount of notes must be outstanding and not subject to redemption as of the relevant redemption notice date. Holders of the notes will have the right to require MARA to repurchase for cash all or any portion of their notes on March 1, 2029. The notes will be convertible into cash, shares of MARA’s common stock, or a combination of cash and shares of MARA’s common stock, at MARA’s election. Prior to March 1, 2031, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The interest rate, initial conversion rate, and other terms of the notes will be determined at the time of pricing of the offering.

MARA intends to use the net proceeds from the sale of the notes to acquire additional bitcoin and for general corporate purposes, which may include working capital, strategic acquisitions, expansion of existing assets, and repayment of debt and other outstanding obligations.

The notes will be offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and the shares of MARA’s common stock issuable upon conversion of the notes, if any, have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and the notes and any such shares may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Any offer of the notes will be made only by means of a private offering memorandum.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such state or jurisdiction.

About MARA

MARA (NASDAQ:MARA) is a global leader in digital asset compute that develops and deploys innovative technologies to build a more sustainable and inclusive future. MARA secures the world’s preeminent blockchain ledger and supports the energy transformation by converting clean, stranded, or otherwise underutilized energy into economic value.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the completion, size and timing of the offering, the anticipated use of any proceeds from the offering, and the terms of the notes. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including uncertainties related to market conditions and the completion of the offering on the anticipated terms or at all, the other factors discussed in the “Risk Factors” section of MARA’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2024, as amended on May 24, 2024, the “Risk Factors” section of MARA’s Quarterly Report on Form 10-Q filed with the SEC on August 1, 2024 and the risks described in other filings that MARA may make from time to time with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and MARA specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required by applicable law.

MARA Company Contact:

Telephone: 800-804-1690

Email: ir@mara.com